Exhibit 99.1

CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of GPC Capital Corp. II that the Quarterly Report of the Company on Form 10-Q for the quarterly period ended March 30, 2003 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition of the Company at the end of such period and the results of operations of the Company for such period.

Dated: May 13, 2003

By:	/s/ Philip R. Yates
Philip R. Yates President, Treasurer and Assistant Secretary and Director (chief executive officer)

By:	/s/ John E. Hamilton
John E. Hamilton Vice President, Secretary and Assistant Treasurer and Director (chief financial officer)